Exhibit 10.3

SCL Ventures Ltd.

Jack Chin

(“Purchasers”)

and

5 BVI Companies

(“Vendors”)

PURCHASE AND SALE AGREEMENT

for the Purchase and Sale of the Shares of

Ocean International Holdings Limited

Chen & Co. Law Firm

Suite 1901 North Tower

Shanghai Stock Exchange Building

528 Pudong Nan Road

Shanghai 200120

People’s Republic of China

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made as of August 26, 2004 (the “Execution Date”) by and between:

SCL Ventures Ltd. (“SCL”), a British Virgin Islands company; and

Jack Chin (“Jack Chin”), a citizen of the United States of America;

(SCL and Jack Chin are, collectively, the “Purchasers”.)

and

Honest Link International Ltd., a company formed in the British Virgin Islands (the “BVI”);

Worldwise Development Ltd., a BVI company;

Magic Technology Development Ltd., a BVI company;

Energic Development Ltd., a BVI company;

Ocean Channel Investments Ltd., a BVI company.

(The said five BVI companies are, collectively, “Vendors”.)

(In this Agreement, each of the Purchasers and each of the Vendors is a “Party.”; and collectively, they are the “Parties”.)

WHEREAS, Ocean International Holdings Limited (the “Company”) is a company incorporated in the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”); and

WHEREAS, the Company is the owner and holder of 100% of the registered capital of Ocean Tian Di Communication Technology Co., Ltd. (Guangzhou), a wholly foreign-owned enterprise (the “WOFE”) which has entered into a Service and Support Agreement with Weida Communications Technology Company Limited (“Weida PRC”); and

WHEREAS, pursuant to a Master Agreement dated as of April 29, 2003, as further implemented by an Equity Interest Transfer Agreement, an Equity Joint Venture Agreement, an Equity Joint Venture Articles of Association, and a Future Equity Interest Transfer Agreement, SCL has agreed with certain other parties that are Affiliates of the Vendors that SCL shall acquire 25% of the equity ownership of Weida PRC, with Weida PRC simultaneously converting into a Sino-foreign Equity Joint Venture (the “EJV”) under the laws of the PRC, and that thereafter SCL may acquire up to an additional 26% (for a total of 51%) of the equity ownership of the EJV; and

WHEREAS, SCL is a wholly-owned subsidiary of Weida Communications, Inc., a New Jersey corporation (“Weida US”); and

WHEREAS, the Vendors are the owners and holders of all of the outstanding shares of the Company; and

WHEREAS, the Vendors intend to sell, and the Purchasers intend to purchase, all of the outstanding shares of the Company, pursuant to the terms and conditions of this Agreement, for cash and shares of Weida US;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS AND INTERPRETATION

1.1           In this Agreement and the Attachments hereto, unless otherwise expressed or required by the context, the following expressions shall have the following meanings:

“Action”	any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, or before any arbitrator or governmental authority;

“Affiliate”	with regard to a given person, means a person that controls, is controlled by or is under common control with the given person;

“Consideration for Sale”	the funds to be paid and the Weida Common Stock to be issued by the Purchasers to the Vendors, as the total consideration for the Transferred Shares;

“Completion”

conditions precedent provided for in this Agreement have been fulfilled, the transaction under this Agreement has been filed with the competent authority of HKSAR, and the share certificates of the Company have been issued to the Purchasers;

“Completion Date”	the day on which the share certificates are issued by the Company to the Purchasers;

“Other Agreements”

The Master Agreement, the Service and Support Agreement, the Equity Interest Transfer Agreement, the Equity Joint Venture Agreement, the Equity Joint Venture Articles of Association, the Future Equity Transfer Agreement, and any other agreements which may  be entered into by SCL and Affiliates of the Vendors relating to the WOFE or the EJV;

“Transferred Shares”	the outstanding shares of the Company, all of which shall be transferred by the Vendors to the Purchasers;

“Weida Common Stock”	shares of common stock of Weida US;

“USD”	United States dollars.

1.2           References to any laws, regulations or statutory provisions shall, where the context so permits or requires, be construed as references to those laws, regulations or provisions as respectively amended, consolidated, extended or re-enacted from time to time, and shall be construed as including references to any orders, regulations, or other subordinate legislation made under the laws, regulations or provisions.

1.3           References herein to clauses are to clauses in this Agreement unless the context requires otherwise.

2.             TRANSFER OF THE SHARES

2.1  CONDITIONS PRECEDENT

Unless otherwise agreed by the Vendors and the Purchasers in writing, or waived by the Purchasers in writing, the transaction under this Agreement shall be completed upon fulfillment of all the following preconditions, to the satisfaction of the Purchasers:

The approval from SCL’s Board of Directors has been obtained;

The necessary resolutions of the Company’s Board of Directors, duly approving the transaction contemplated by this Agreement have been obtained;

All of the facts, circumstances, representations, warranties, and undertakings described in section 4 shall be completed, true, and correct.

2.2           FULL TRANSFER

2.2.1        Upon the Completion Date, the Purchaser shall be the legal and beneficial owners of all of the outstanding shares of the Company.

Unless otherwise agreed in writing by the Parties, the sale and transfer under this Agreement shall include all the rights and obligations associated with the Transferred Shares.

Each of the Vendors waives any and all of its rights to purchase any of the Transferred Shares.

2.3           EXERCISE OF RIGHTS

Upon the Completion Date, the Purchaser shall be entitled to exercise all of the rights of a shareholder as to the Transferred Shares.

3.             CONSIDERATION AND PAYMENT

3.1           Subject to the terms and conditions of this Agreement, the Vendors agree to sell and transfer all of the outstanding shares of the Company to the Purchasers, and the Purchasers agree to purchase and acquire such Transferred Shares, as follows:

Of the Transferred Shares, one (1) share of the Company shall be transferred to Jack Chin, and all of the remainder of the Transferred Shares shall be transferred to SCL;

The Consideration for Sale shall be (x) funds in the sum of USD 15,000,000, and (y) 16,296,296 shares of Weida Common Stock.

Notwithstanding that the Purchaser shall acquire the Transferred Shares on the Completion Date, payment of the Consideration for Sale shall only be due and payable upon all of the following conditions having been met:

(a)          The Service and Support Agreement is in full force and effect;

(b)         The terms and conditions of each of the Other Agreements have been performed and observed by the parties thereto in all respects;

(c)          all conditions to formation of the EJV have been met; and

(d)         the EJV has been formed and has a valid business license showing SCL’s 25% equity ownership.

3.2           The Purchaser shall pay and deposit the Consideration for Sale to the Vendors, when due and payable, in the bank account designated in written by the Vendors. A receipt certificate shall be issued to the Purchases by the Vendors upon receipt of the payment.

4.             VENDORS’ REPRESENTATIONS, WARRANTIES, AND COVENANTS

4.1           Each of the Vendors represents, warrants and covenants to the Purchasers all of the matters contained in this section 4.

4.2           All of the following shall be true and correct, without exception or equivocation, (i) as of the Execution Date, (ii) during the period between the Execution Date and the Completion Date, and (iii) as of the Completion Date:

4.2.1  the Company shall be free of any debts and shall not allow or procure any event, conduct or act which would cause any changes to the Company’s financial position or business;

4.2.2        the Vendors and the Company shall undertake all reasonable measures to protect the business reputation of the Company, and they shall not cause any act which shall prejudice the Company’s business reputation;

4.2.3        the Company shall not enter into any agreement or give any undertaking, except as agreed in written by the Purchasers;

4.2.4        the Vendors shall inform the Purchasers as soon as possible of any changes concerning the Company’s affairs, including but not limited to its financial position and business.

4.3           Any loans or other liability owed by the Company to any Vendor(s) shall, upon the Completion Date, be waived by the Vendor as a creditor.

4.4           The Company has acquired 100% of the registered capital of the WOFE.

4.5           The WOFE has been lawfully established by the Company and is validly existing, pursuant to all applicable PRC laws and regulations, and has a valid Business License.

4.6           Except as to the Company having established the WOFE, the Company has engaged in no other business or activities whatsoever since its formation.

4.7           Except as to the payment of the WOFE’s registered capital, the Company has no outstanding liabilities whatsoever.

4.8           The WOFE has engaged in no business or activities whatsoever since its formation.

4.9           The WOFE has no outstanding liabilities whatsoever.

5.             INDEMNIFICATION AND RECOURSE

5.1             The Vendors hereby undertake to indemnify and hold the Purchasers harmless against any loss or liability suffered by the Purchasers as a result of or in connection with any breach by Vendors or their Affiliates of any of their representations, warranties, covenants, and undertakings under this Agreement and the Other Agreements, including, but not limited to, any reasonable costs and expenses properly incurred as a result of such breach.

5.2             The rights and remedies of the Purchasers in respect of any breach of the representations, warranties, covenants, and undertakings shall not be affected by any Party hereto rescinding, or failing to rescind, this Agreement or any of the Other Agreements, or by any other event or matter.

5.3             Purchasers shall have full recourse in respect of any breach of the representations, warranties, covenants, and undertakings in this Agreement or any of the Other Agreements against both the Purchasers and/or against any Weida Common Stock issued or proposed to be issued as part of the Consideration for Sale. Without limiting the foregoing recourse, or any other rights and remedies of Purchasers, Vendors expressly acknowledge and agree that SCL may instruct and direct Weida US to cancel Weida Common Stock issued or proposed to be issued as part of the Consideration for Sale or to restrict transfers by Vendors of Weida Common Stock issued or proposed to be issued as part of the Consideration for Sale in the event of any breach by Purchasers or their Affiliates of the representations, warranties, covenants, and undertakings in this Agreement or any of the Other Agreements. The foregoing rights may be exercised by SCL as a non-exclusive remedy for breach both before and after the Completion Date and payment of Consideration for Sale.

5.4             Vendors expressly acknowledge and agree that Weida US is the direct parent of SCL, the indirect parent of the WOFE and is an intended third-party beneficiary of the rights of SCL and of the WOFE under this Agreement and the Other Agreements, and may enforce such rights to the same extent and effect as the Purchasers.

5.5             Vendors further agree that the share certificates representing the Weida Common Stock may bear a restrictive legend noting Purchasers’ and Weida US’s rights hereunder, and that the stock records of Weida US may include a notation as to the existence of such rights.

6.             MUTUAL REPRESENTATIONS AND WARRANTIES

6.1   Each of the Vendors and the Purchasers hereby represents and warrants to each other that:

6.1.1        it has the power to execute, perform its obligations and enter into all transaction contemplated by this Agreement and all necessary corporate and other action has been taken to authorize the execution, delivery and performance by it of this Agreement and the documents herein contemplated;

6.1.2        the execution and performance of this Agreement and the documents herein contemplated do not violate any applicable law, rule or regulation to which it is subject.

7.             TERMINATION

7.1           If at any time prior to Completion Date:

7.1.1        the Vendors commit any material breach of or fail to observe any of their obligations or undertakings under this Agreement or/and the Attachment hereto; or

7.1.2        the Company shall sustain any loss or damage; or

7.1.3  any petition is presented for the winding up or liquidation of the Company, or the Company makes any or arrangement with its creditors or enters into a reorganization scheme of the Company;

then, in any such case, the Purchasers may before the Completion Date, in their absolute discretion without any liability on their part, by notice in writing to the Vendors, terminate this Agreement.  The right to forthwith terminate this Agreement under each of sub-clauses above is a separate and independent right, and the exercise of any such right shall not affect or prejudice or constitute a waiver of any other right, remedy or claim which the Purchasers may have as at the date of such notice (including but not limited to any other right to terminate this Agreement).

8.             CONFIDENTIALITY

8.1           CONFIDENTIAL INFORMATION

For purposes of this Agreement, “Confidential Information” shall mean all oral, written and/or tangible information concerning the business, commerce, technology, finance, labor, or tax of the Company, and the existence, terms and conditions or amendments of this Agreement.

8.2           TREATMENT OF CONFIDENTIAL INFORMATION

Unless otherwise required by HK law or this Agreement or United States federal securities laws, during the term of this Agreement, each of the Vendors and their Affiliates, shall refrain from disclosing, divulging, discussing or otherwise making available, any Confidential Information made available in the course of the transaction(s) contemplated hereby. Each of the Vendors will not use and will cause its Affiliates to not use such Confidential Information for any purpose other than the performance of its obligations under this Agreement. Each of the Vendors shall cause its employee or agent to obey the confidential requirements hereof for Confidential Information.

8.3           EXCLUDED INFORMATION

Notwithstanding the foregoing, information shall not be deemed confidential and recipient shall have no obligation with respect to any such information which:

is shown to be in the public domain by means other than as a consequence of a breach of this Agreement, or was independently developed by recipient.

8.4           PROVISION OF INFORMATION TO REGULATORY BODIES

Nothing in this Agreement shall be construed to limit any Party’s ability to provide information to any applicable regulatory body, to the extent required by law.

8.5   OTHER RESTRICTIONS

Notwithstanding anything in this Section 8 to the contrary, in the event that any Confidential Information is also subject to a limitation on disclosure or use contained in another written agreement between the Parties which is more restrictive than the limitations contained in this Section 8, then the limitations in such agreement shall supersede this Section 8.

9.             NOTICES

9.1   All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered postage prepaid, by post mail or courier services to the Parties at the following addresses or delivered to the following facsimile number:

To the Purchasers:

Address:

Person:

Facsimile:

E-mail:

To the Vendors:

Address:

Person:

Facsimile:

E-mail:

or such other address or facsimile number as may be notified by such party to the others.

9.2   Any notice or other communication shall be deemed to have been received if sent by facsimile, on the date of transmission; or if delivered personally, when delivered to the address above; or if sent by post, 7 days if overseas and 24 hours if local after the date of posting.

10.          GENERAL

10.1         This Agreement shall be governed by and construed under the laws of the State of New York, without regard to any principles of conflict of laws.

10.2         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.3         Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4         DISPUTE RESOLUTION.

10.4.1      Consultations

In the event a dispute arises in connection with this Agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute cannot be resolved in this manner within 30 days after the commencement of discussions, any Party may submit the dispute to arbitration.  The day when a notice for consultation from any Party is received shall be deemed the day of commencement of discussions.

10.4.2      Arbitration

Arbitration shall be conducted as follows:

(i)            Arbitration shall be conducted through the Hong Kong International Arbitration Centre (the “HKIAC”), under the then effective rules of the HKIAC. There shall be three arbitrators. The claimants in the arbitration shall collectively appoint one arbitrator, and the respondent shall collectively appoint one arbitrator. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The two arbitrators shall select the third arbitrator. If either the claimants or the respondents do not appoint an arbitrator who has consented to participate within 15 days after receiving the arbitration notice, the HKIAC shall make the relevant appointment.

(ii)           The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this sub-clause 10.4, including the provisions concerning the appointment of arbitrators, the provisions of this sub-clause 10.4 shall prevail.

(iii)          The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the HKSAR and shall not apply any other substantive law.

(iv)          Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(v)  The award of the arbitral tribunal shall be final and binding upon the disputing Party(ies), and any prevailing Party(ies) may apply to a court of competent jurisdiction for enforcement of such award.

10.5         This Agreement is made for the benefit of the Purchasers and the Vendors, or their successors.  Unless otherwise set forth herein or therein, all representations and warranties, statements, covenants and agreements made by the Parties in this Agreement, or pursuant hereto or to any other agreements, instruments or documents delivered in connection herewith, shall survive the Completion or the termination or dissolution of the Company.

10.6         If any provision of this Agreement is found invalid or unenforceable, the validity or enforceability of the remaining provisions or portions hereof shall not be affected.

10.7         Each of the Parties hereto shall, from time to time and without further consideration, execute and deliver such other documents, instruments of transfer, conveyances, and assignments, and take such further actions, as the other Party(ies) may reasonably require to effectively complete and implement this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SCL Ventures Ltd.

By:	/s/ Mitchell Sepaniak
Name: Mitchell Sepaniak
Title: President and Chief Executive Officer

Jack Chin

/s/ Jack Chin

HONEST LINK INTERNATIONAL LTD.

By:	/s/ Deng Long Long
Name: Deng Long Long
Title: Director

WORLDWISE DEVELOPMENT LTD.

By:	/s/ Deng Long Long
Name: Deng Long Long
Title: Director

MAGIC TECHNOLOGY DEVELOPMENT LTD.

By:	/s/ Deng Long Long
Name: Deng Long Long
Title: Director

ENERGIC DEVELOPMENT LTD.

By:	/s/ Deng Long Long
Name: Deng Long Long
Title: Director

OCEAN CHANNEL INVESTMENTS LTD.

By:	/s/ Deng Long Long
Name: Deng Long Long
Title: Director